Exhibit 99.1

News Release

Sprint

6200 Sprint Parkway

Overland Park, Kan. 66251

Media Contact:

Scott Sloat, 240-855-0164

scott.sloat@sprint.com

Investor Contacts:

Brad Hampton, 800-259-3755

investor.relations@sprint.com

Sprint Announces Closing of $2.25 Billion of Notes Due 2021 and $4.25 Billion of Notes Due 2023

OVERLAND PARK, Kan. – Sept. 11, 2013 – Sprint Corporation (NYSE: S) announced today the closing of its previously announced offering of $2.25 billion aggregate principal amount of 7.250% Notes due 2021 (the “2021 Notes”) and $4.25 billion aggregate principal amount of 7.875% Notes due 2023 (together with the 2021 Notes, the “Notes”), each guaranteed on a senior unsecured basis by Sprint Communications, Inc.

The company intends to use the net proceeds from the offering of the Notes for general corporate purposes, which may include, among other things, redemptions or service requirements of outstanding debt and network expansion and modernization.

In addition, on September 9, 2013, Sprint Communications, Inc. entered into a waiver pursuant to which the lenders waived until December 31, 2013 any default of the quarterly leverage compliance test under Sprint Communications’ revolving credit facility that may otherwise result from the issuance of the Notes. On September 10, 2013, Sprint Communications also entered into a similar waiver under its Export Development Canada loan agreement. Sprint has commenced discussions with the lenders under the secured equipment facility to receive a similar waiver and believes it can reach an agreement with these lenders, however, there can be no assurances that such waiver will be obtained.

The Notes and the guarantees related to the Notes have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Act.

Cautionary Note Regarding Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding Sprint’s current expectations and beliefs as to the uses of proceeds from the offering of Notes, as well as other statements that are not historical facts, are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. All information set forth in this release is as of September 11, 2013. Sprint does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included from time to time in our filings with the Securities and Exchange Commission, including those discussed in the predecessor registrant’s, Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation), Annual Report on Form 10-K for the year ended December 31, 2012, the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and Item 7.01 of the company’s Current Report on Form 8-K furnished on September 5, 2013.

###